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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                             (Amendment No.  2)

                     Central Tractor Farm & Country Inc.
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                              (Name of Issuer)

                                Common  Stock
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                       (Title of class of securities)

                                  155560105
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                               (CUSIP number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


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------------------------                                    --------------------
CUSIP No.  155560105                    13G                    Page 2 of 8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

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                    5    SOLE VOTING POWER
                                         0
  NUMBER OF         ------------------------------------------------------------
    SHARES          6    SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                              0
    EACH            ------------------------------------------------------------
  REPORTING         7    SOLE DISPOSITIVE POWER
 PERSON WITH                            0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                                        0
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      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           0

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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                   [ ]


--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        0.00%

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                    IA, CO

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  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

------------------------                                    --------------------
CUSIP No.     155560105                 13G                   Page 3 of 8 Pages
------------------------                                    --------------------

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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management  Inc.
                IRS # 13-304-0307
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

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                    5    SOLE VOTING POWER
                                        0
    NUMBER OF       ------------------------------------------------------------
      SHARES        6    SHARED VOTING POWER
   BENEFICIALLY                         0
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING                           0
   PERSON WITH      ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       0

--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                    [ ]


--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.00%

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                IA, CO

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                  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

------------------------                                    --------------------
CUSIP No.  155560105                    13G                   Page 4 of 8 Pages
------------------------                                    --------------------

Item 1 (a)       Name  of  Issuer

                 Central Tractor  Farm & Country Inc.

Item 1 (b)       Address  of  issuer's  principal  executive  offices

                 3915 Delaware Avenue
                 Des Moines, IA 50316-0330

Item 2 (a)       Name  of  person  filing

             (a) Morgan  Stanley  Group  Inc.
             (b) Morgan Stanley Asset Management Inc.

Item 2 (b)       Principal  business  office

             (a) 1585 Broadway
                 New  York,  New  York  10036

             (b) 1221 Avenue of the Americas
                 New  York,  New  York  10020

Item 2 (c)       Citizenship

                 Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)       Title  of  class  of  Securities

                 Common  Stock

Item 2 (e)       Cusip  No.

                 155560105

Item 3       (a) Morgan  Stanley  Group  Inc.  is (e) an Investment Adviser
                 registered under section 203 of the Investment Advisers Act of 1940.

             (b) Morgan Stanley Asset Management Inc. is (e) an Investment
                 Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4           Ownership

                 Incorporated by reference to Items (5) - (9) and (11) of the cover page.






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CUSIP No.   155560105                   13G                 Page   5 of  8 Pages
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Item    5       Ownership  of  5  Percent  or  Less  of  a  Class

             a) As of the date hereof Morgan Stanley Group Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

             b) As of the date hereof Morgan Stanley Asset Management,
                Incorporated, has ceased to be the beneficial owner of more than five percent of the class of securities.

Item    6       Ownership of More than 5 Percent on Behalf of Another Person

                Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Inapplicable

Item    8       Identification and Classification of Members of the Group

                Inapplicable

Item    9       Notice of Dissolution of Group

                Inapplicable

Item    10      Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.






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CUSIP No.  155560105                    13G                   Page 6 of 8 Pages
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                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:           February 14, 1997

Signature:      /s/ PETER A. NADOSY
                --------------------------------------------------------------

Name/Title:     Peter A. Nadosy/Vice Chairman
                --------------------------------------------------------------
                MORGAN STANLEY ASSET MANAGEMENT INC.

Date:           February 14, 1997

Signature:      /s/ EDWARD J. JOHNSEN
                --------------------------------------------------------------

Name/Title:     Edward J. Johnsen/Vice President
                --------------------------------------------------------------
                Morgan Stanley & Co. Incorporated
                MORGAN STANLEY GROUP INC.



                       INDEX  TO  EXHIBITS                              PAGE


EXHIBIT  1      Agreement to Make a Joint Filing                          7


EXHIBIT  2      Secretary's Certificate Authorizing Edward J. Johnsen     8
                to Sign on behalf of Morgan Stanley Group Inc.